EXHIBIT 99.(d)(x)
                                                               -----------------


                        INVESTMENT SUB-ADVISORY AGREEMENT


This Investment Sub-Advisory Agreement ("Agreement") is made as of the 30th day of September, 2004 by and between Wilshire Associates Incorporated, a California corporation ("Adviser") and New Star Institutional Managers Limited, a company incorporated in England, whose registered office is at 1 Knightsbridge Green, London, SW1X 7NE, United Kingdom. ("Sub-Adviser").

         Whereas Adviser is the investment adviser of the Wilshire Variable Insurance Trust (the "Fund"), an open-end diversified, management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), currently consisting of seven separate series or portfolios (collectively, the "Fund Portfolios") including the Equity Fund, the Income Fund, the Balanced Fund, the Short-Term Investment Fund, the Socially Responsible Fund, the International Equity Fund, and the Small-Cap Growth Fund;

         Whereas Adviser desires to retain Sub-Adviser to furnish investment advisory services for the Fund Portfolio(s) as described in Exhibit 1 - Fund Portfolio Listing, as may be amended from time to time, and Sub-Adviser wishes to provide such services, upon the terms and conditions set forth herein;

         Now Therefore, in consideration of the mutual covenants herein contained, the parties agree as follows:

1. Appointment Adviser hereby appoints Sub-Adviser to provide certain sub-investment advisory services to each Fund Portfolio for the period and on the terms set forth in this Agreement. Sub-Adviser hereby accepts such appointment and agrees to furnish the services set forth for the compensation herein provided.

2. Sub-Adviser Services Subject always to the supervision of the Fund's Board of Trustees and Adviser, Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, such portion of the assets of each Fund Portfolio as Adviser shall from time to time designate (each a "Portfolio Segment") and place all orders for the purchase and sale of securities on behalf of each Portfolio Segment. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Fund and each Fund Portfolio and will monitor each Portfolio Segment's investments, and will comply with the provisions of the Fund's Declaration of Trust and By-laws, as amended from time to time, insofar as they impact on the provisions of services by Sub-Adviser hereunder and the stated investment objectives, policies and restrictions of each Fund Portfolio as set forth in the prospectus and Statement of Additional Information for each Fund Portfolio, as amended from time to time as well as any other objectives, policies or limitations as may be provided by Adviser to Sub-Adviser in writing from time to time. Adviser will give Sub-Adviser prompt written notice of any amendments, insofar as they impact on the provisions of services by Sub-Adviser hereunder, to the Fund's Declaration of Trust and By-laws and the stated investment objectives, policies and restrictions of each Fund Portfolio as set forth in the prospectus and Statement of Additional Information for each Fund Portfolio.

The Sub-Adviser is an authorised person for the purposes of the Financial Services and Markets Act 2000 (the "Act") and as such is regulated by the Financial Services Authority of the United Kingdom in the conduct of its regulated activities. The Adviser is an Intermediate Customer within the meaning of the Act and the Sub-Adviser will provide its services hereunder on that basis.

Sub-Adviser will provide reports at least quarterly to the Board of Trustees and to Adviser. Sub-Adviser will make its officers and employees available to Adviser and the Board of Trustees from time to time at reasonable times to review investment policies of each Fund Portfolio with respect to each Portfolio Segment and to consult with Adviser regarding the investment affairs of each Portfolio Segment.

Sub-Adviser agrees that it:

         (a) will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

         (b) will conform with all applicable provisions of the 1940 Act and rules and regulations of the Securities and Exchange Commission in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable laws and regulations of any governmental authority pertaining to its investment advisory activities, including all portfolio diversification requirements necessary for each Portfolio Segment to comply with subchapter M and
         Section 817(h) of the Internal Revenue Code as if it were a regulated investment company thereunder;

         (c) to the extent directed by Adviser in writing, will use its best efforts to execute purchases and sales of portfolio securities for each Portfolio Segment through brokers or dealers designated by management of the Fund to Adviser for the purpose of providing direct benefits to the Fund, provided that Sub-Advisor determines that such brokers or dealers will provide best execution in view of such other benefits, and is hereby authorized as the agent of the Fund to give instructions to the Fund's custodian as to deliveries of securities or other investments and payments of cash of each Portfolio Segment to such brokers or dealers for the account of the relevant Fund Portfolio. Adviser and the Fund understand that the brokerage commissions or transaction costs in such transactions may be higher than those which the Sub-Adviser could obtain from another broker or dealer, in order to obtain such benefits for the Fund;

         (d) is authorized to and will select all other brokers or dealers that will execute the purchases and sales of portfolio securities for each Portfolio Segment and is hereby authorized as the agent of the Fund to give instructions to the Fund's custodian as to deliveries of securities or other investments and payments of cash of each Portfolio

         Segment for the account of each Fund Portfolio. In making such selection, Sub-Adviser is directed to use its best efforts to obtain best execution, which includes most favorable net results and execution of each Portfolio Segment's orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. With respect to transactions under sub paragraph (c) or this paragraph
         (d), it is understood that Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or in respect of each Fund Portfolio, or be in breach of any obligation owing to the Fund or in respect of each Fund Portfolio under this Agreement, or otherwise, solely by reason of its having caused a Fund Portfolio to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction of a Fund Portfolio in excess of the amount of commission another member of an exchange, broker or dealer would have charged if Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage and research services provided by such member, broker, or dealer, viewed in terms of that particular transaction or Sub-Adviser's overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion;

         (e) is authorized to consider for investment by each Portfolio Segment securities that may also be appropriate for other funds and/or clients served by Sub-Adviser. To assure fair treatment of each Portfolio Segment and all other clients of Sub-Adviser in situations in which two or more clients' accounts participate simultaneously in a buy or sell program involving the same security, such transactions will be allocated among each Portfolio Segment and other clients in a manner deemed equitable by Sub-Adviser. Sub-Adviser is authorized to aggregate purchase and sale orders for securities held (or to be held) in each Portfolio Segment with similar orders being made on the same day for other eligible client accounts or portfolios managed by Sub-Adviser. When an order is so aggregated, the actual prices applicable to the aggregated transaction will be averaged and each Portfolio Segment and each other account or portfolio participating in the aggregated transaction will be treated as having purchased or sold its portion of the securities at such average price, and all transaction costs incurred in effecting the aggregated transaction will be shared on a pro-rata basis among the accounts or portfolios (including the Portfolio Segment) participating in the transaction. Adviser and the Fund understand that Sub-Adviser may not be able to aggregate transactions through brokers or dealers designated by Adviser with transactions through brokers or dealers selected by Sub-Adviser, in which event the prices paid or received by each Portfolio Segment will not be so averaged and may be higher or lower than those paid or received by other accounts or portfolios of Sub-Adviser;

         (f) will report regularly to Adviser and to the Board of Trustees and will make appropriate persons available for the purpose of reviewing with representatives of Adviser and the Board of Trustees on a regular basis at reasonable times the management of each Portfolio Segment, including without limitation, review of the general investment strategies of each Portfolio Segment, the performance of each Portfolio Segment in relation to standard industry indices, interest rate considerations and general conditions affecting the marketplace, and will provide various other reports from time to time as reasonably requested by Adviser;

         (g) will prepare such books and records with respect to each Portfolio Segment's securities transactions as requested by Adviser and will furnish Adviser and the Fund's Board of Trustees such periodic and special reports as the Board or Adviser may reasonably request;

         (h) will vote all proxies with respect to securities in each Portfolio Segment; and

         (i) will act upon reasonable instructions from Adviser which, in the reasonable determination of Sub-Adviser, are not inconsistent with Sub-Adviser's fiduciary duties under this Agreement. Such instructions will be in writing from Adviser and will be given by letter or by facsimile, and in either case, signed by an authorized officer of the Adviser (being any person authorized from time to time to instruct the Sub-Advisor and whose specimen signature has been delivered to the Sub-Advisor). In relation to the provision of any general information, including but not limited to performance reporting and reconciliations, electronic mail will be the preferred method of communication, although other forms of communication may, save in the case of instructions and notices, be utilized;

3. Expenses During the term of this Agreement, Sub-Adviser will provide the office space, furnishings, equipment and personnel required to perform its activities under this Agreement, and will pay all customary management expenses incurred by it in connection with its activities under this Agreement, which shall not include the cost of securities (including brokerage commissions, if any) purchased for each Portfolio Segment.

4. Compensation For the services provided and the expenses assumed under this Agreement, Adviser will pay Sub-Adviser, and Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee computed and paid as set forth in Exhibit 2 - Fee Schedule.

5. Other Services Sub-Adviser will for all purposes herein be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent Adviser, the Fund or a Fund Portfolio or otherwise be deemed an agent of Adviser, the Fund or a Fund Portfolio. Adviser understands and has advised the Fund's Board of Trustees that Sub-Adviser acts as an investment adviser or sub-investment adviser to other investment companies and other advisory clients. Sub-Adviser understands that during the term of this Agreement Adviser may retain one or more other sub-advisers with respect to any portion of the assets of a Fund Portfolio other than the Portfolio Segment.

6. Representations of Sub-Adviser Sub-Adviser is registered with the Securities and Exchange Commission under the Advisers Act. Sub-Adviser shall remain so registered throughout the term of this Agreement and shall notify Adviser immediately if Sub-Adviser ceases to be so registered as an investment adviser. Sub-Adviser: (a) is duly organized and validly existing under the laws of its jurisdiction with the power to own and possess its assets and carry on its business as it is now being conducted, (b) has the authority to enter into and perform the services contemplated by this Agreement, (c) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (d) has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform its services under this Agreement, (e) will promptly notify Adviser of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act, and (f) will notify Adviser of any change in the membership of the senior management and investment professional staff of the Sub-Adviser within a reasonable time after such change. In addition, Sub-Adviser represents that it has provided Adviser with copies of each of the following documents: (i) Sub-Adviser's Form ADV as filed with the Securities Exchange Commission; and (ii) separate lists of persons who Sub-Adviser wishes to have authorized to give written and/or oral instructions to Custodians of Fund assets for the Portfolio. Sub-Adviser will furnish Adviser from time to time with copies, properly certified or otherwise authenticated, of all material amendments of or supplements to the foregoing, if any. Such amendments or supplements as to items (i) through (ii) will be provided within 30 days of the time such materials became available to Sub-Adviser.

7. Books and Records Sub-Adviser will maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to each Portfolio Segment's investments that are required to be maintained by the Fund pursuant to the requirements of paragraphs (b)(5), (b)(6), (b)(7), (b)(9),
(b)(10) and (f) of Rule 31a-1 under the 1940 Act. Sub-Adviser agrees that all books and records which it maintains in connection with its management of the portfolio segments are the property of the Fund and further agrees to surrender promptly to the Adviser or the Fund any such books, records or information upon the Adviser's or the Fund's request (provided, however, that Sub-Adviser may retain copies of such records). All such books and records shall be made available, within five business days of a written request, to the Fund's accountants or auditors during regular business hours at Sub-Adviser's offices. Adviser and the Fund or either of their authorized representative shall have the right to copy any records in the possession of Sub-Adviser which pertain to each Fund Portfolio or the Fund. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, all such electronic books, records or other information as maintained pursuant to Rule 31a-1, as described above, of the 1940 Act shall be returned to Adviser or the Fund by way of electronic data transfer (provided, however, that Sub-Adviser may retain copies of such records as required by law).

Sub-Adviser agrees that it will not disclose or use any records or confidential information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement or in writing by Adviser or the Fund, or if such disclosure is required by federal or state regulatory authorities. Sub-Adviser may disclose the investment performance of each Portfolio Segment, provided that such disclosure does not reveal the identity of Adviser, each Fund Portfolio or the Fund or the composition of each Portfolio Segment. Sub-Adviser may, however, disclose that Adviser, the Fund and each Fund Portfolio are its clients.

Both parties acknowledge that, pursuant to the Agreement, information may be passed between the parties which the disclosing party regards as confidential, including (but not limited to) information relating to the disclosing party's operations, processes, methodologies, dealings, proprietary data structures, plans or intentions (including the existence as well as the content of such plans or intentions), product information, know-how, design rights, trade secrets, software, market opportunities, customers, customer details, and information furnished to the Funds' Board of Trustees, and business affairs ("Confidential Information"). Save as provided in the foregoing paragraph, both parties agree that they shall not use or disclose any of the other party's Confidential Information except to the extent that:

         (a) such use or disclosure is expressly authorized in writing by the other party; or

         (b) such information is obtained by the recipient party from a bona fide third party reasonably believed by that party to have free right of disposal of such information; or

         (c) such information is or becomes publicly known otherwise than as a result of a breach of this paragraph of this letter; or

         (d) there is a statutory, legal or regulatory requirement for such disclosure and then only after first disclosing to the disclosing party the content of the Confidential Information, so as to give the disclosing party an opportunity to seek an appropriate protective order; or

         (e) such disclosure is to the disclosing party's professional, legal or accountancy advisers; or

         (f) there is a requirement for the disclosure in order that a party performs its obligations under the Agreement; or

         (g) such information is independently developed by the recipient party without use of any Confidential Information received from the disclosing party, as proven by the recipient party's written records.

8. Code of Ethics Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1(b) and (c) under the 1940 Act and will provide Adviser and the Fund with a copy of such code. Within 35 days of the end of each calendar quarter during which this Agreement remains in effect, a director of Sub-Adviser shall certify to Adviser or the Fund that Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous quarter and that there have been no violations of Sub-Adviser's code of ethics or, if any violation has occurred that is material to the Fund, the nature of such violation and of the action taken in response to such violation. In the event that the Sub-Adviser is aware that a violation has occurred that is material to the Fund, the Sub-Adviser shall inform the Adviser of such violation as soon as reasonably practicable notwithstanding the 35 day period referred to above.

9. Limitation of Liability Neither Sub-Adviser nor any of its directors, officers, stockholders, agents or employees shall have any liability to Adviser, the Fund or any shareholder of the Fund for any error of judgment, mistake of law, or loss arising out of any investment, or for any other act or omission in the performance by Sub-Adviser of its duties hereunder, except for liability resulting from willful misfeasance, bad faith, or gross negligence on Sub-Adviser's part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Sub-Adviser specifically acknowledges that the Fund is a third party beneficiary of this Agreement and that the Fund is entitled to bring a lawsuit against the Sub-Adviser for breach of this Agreement or any other duty in any court of competent jurisdiction.

Sub-Adviser agrees to indemnify Adviser, its officers, directors, employees and any person who controls Adviser for any direct loss or expense (including reasonable attorneys' fees) arising out of or in connection with any claim, demand, action, suit or proceeding incurred or suffered by Adviser as a result of the negligence, wilful default or fraud of the Sub-Adviser.

10. Term and Termination Unless otherwise agreed in writing, this Agreement shall become effective with respect to each Portfolio Segment on the date hereof, and shall remain in full force until September 30, 2005, unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter with respect to each Fund Portfolio, but only as long as such continuance is specifically approved for each Fund Portfolio at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for a Fund Portfolio, Sub-Adviser may continue to serve in such capacity for such Fund Portfolio in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

This Agreement shall terminate as follows:

         (a) This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act) and may be terminated at any time without the payment of any penalty by Adviser or by Sub-Adviser on sixty days written notice to the other party. This Agreement may also be terminated by the Fund with respect to each Fund Portfolio by action of the Board of Trustees or by a vote of a majority of the outstanding voting securities of each Fund Portfolio (as defined in the 1940 Act) on sixty days written notice to Sub-Adviser by the Fund.

         (b) This Agreement may be terminated with respect to each Fund Portfolio at any time without payment of any penalty by Adviser, the Board of Trustees or a vote of majority of the outstanding voting securities of such Fund Portfolio in the event that Sub-Adviser or any officer or director of Sub-Adviser has taken any action which results in a material breach of the covenants of Sub-Adviser under this Agreement.

         (c) This Agreement shall automatically terminate in the event the Investment Management Agreement between Adviser and the Fund with respect to a Fund Portfolio is terminated, assigned or not renewed.

         Termination of this Agreement shall not affect the right of Sub-Adviser to receive payments of any unpaid balance of the compensation described in
Section 4 earned prior to such
termination. Termination of this Agreement shall be without prejudice to the completion of transactions already initiated. Such transactions will be completed by the Sub-Advisor as soon as practicable.

11. Notice Any notice under this Agreement by a party shall be in writing, addressed and personally delivered, mailed postage prepaid, or sent by facsimile transmission with confirmation of receipt, to the other party at such address as such other party may designate for the receipt of such notice. Notices personally delivered shall be deemed to have been given when delivered or dispatched. Notices given by pre-paid airmail or first class post as appropriate shall be deemed to have been given seven days after posting. Evidence that the notice was properly addressed, stamped and put in the post shall be conclusive evidence of posting.

12. Limitations on Liability All parties are expressly put on notice of the Fund's Agreement and Declaration of Trust and all amendments thereto, and the limitation of shareholder and trustee liability contained therein. The obligations of the Fund entered into in the name or on behalf thereof by any of its Trustees, representatives or agents are made not individually but only in such capacities and are not binding upon any of the Trustees, officers, or shareholders of the Fund individually but are binding upon only the assets and property of the Fund, and persons dealing with the Fund, with respect to a Fund Portfolio, must look solely to the assets belonging to each Fund Portfolio for the enforcement of any claims.

13. Adviser Responsibility Adviser will provide Sub-Adviser with copies of the Fund's Declaration of Trust, By-laws, prospectus, and Statement of Additional Information and any amendment thereto, and any objectives, policies or limitations not appearing therein as they may be relevant to Sub-Adviser's performance under this Agreement; provided, however, that no changes or modifications to the foregoing shall be binding on Sub-Adviser until it is notified thereof. The Adviser represents that it is authorized to appoint the Sub-Adviser and to execute and deliver this Agreement and that all shareholder and Board action on the part of the Adviser required to be taken to make such appointment and enter into this Agreement has been taken.

15. Miscellaneous This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and may be amended only by written consent of both parties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be binding upon and shall inure to the benefit of the parties and their respective successors.

16. Applicable Law This Agreement shall be construed in accordance with applicable federal law and (except as to Section 12 above which will be construed in accordance with Delaware law) the laws of the state of California. Any proceedings to resolve disputes regarding or arising out of this Agreement shall be conducted in the Superior Court of the State of California or any other court having jurisdiction.

17. Communications with Wilshire, at a minimum, should include:

      Monthly accounting statements including:

         Reconciliation between month-end valuations of cash and positions provided by custodian and sub-advisor's own valuations of same, itemizing and explaining any difference. Portfolio Holdings Portfolio income and accruals
         Transactions (buys/sells)
         Contributions/withdrawal activity

Monthly performance statements including:

         Total returns stated in gross of fee and net of fee terms

Quarterly written statements, including actions taken in the portfolio, the current outlook, expected changes in the portfolio and performance results

Meetings with Wilshire as determined by Wilshire
Regular submission of Form ADV

Pertinent changes in the Sub-Advisor should be reported as they occur, by phone and in writing. Pertinent changes include, but are not limited to, the following:

Changes in ownership
Changes in key personnel
Major changes in areas of responsibility of key personnel



Adviser and Sub-Adviser have caused this Agreement to be executed as of the date and year first above written.



WILSHIRE ASSOCIATES INCORPORATED      NEW STAR INSTITUTIONAL MANAGERS LIMITED


By_____________________________       By_________________________________

Title__________________________       Title________________________________

                                    EXHIBIT 1
                             FUND PORTFOLIO LISTING


                            International Equity Fund

                                    EXHIBIT 2
                                  FEE SCHEDULE

Adviser shall pay Sub-Adviser, promptly after receipt by Adviser of its advisory fee from the Fund with respect to each Fund Portfolio each calendar month during the term of this Agreement, a fee based on the average daily net assets of each Portfolio Segment, at the following annual rate:


                                 [FEE SCHEDULE]


Sub-Adviser's fee shall be accrued daily at 1/365th of the annual rate set forth above. For the purpose of accruing compensation, the net assets of each Portfolio Segment will be determined in the manner and on the dates set forth in the current prospectus of the Fund with respect to each Fund Portfolio and, on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined. Upon the termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rata basis through the date of termination and paid within thirty business days of the date of termination.